Exhibit 10.1
ROCKVILLE BANK
Employment Agreement for John T. Lund
Effective as of January 1, 2010

ROCKVILLE BANK
Employment Agreement for John T. Lund
Effective as of January 1, 2010

1. Employment		1
2. Term		1
3. Offices and Duties		2
(a)	Generally	2
(b)	Place of Employment	2
4. Salary and Annual Incentive Compensation		2
(a)	Base Salary	2
(b)	Annual Incentive Compensation	3
5. Long-Term Compensation, Including Stock Options, Benefits, Deferred Compensation, and Expense Reimbursement		3
(a)	Executive Compensation Plans	3
(b)	Employee and Executive Benefit Plans	3
(c)	Acceleration of Awards Upon a Change in Control	4
(d)	Deferral of Compensation	4
(e)	Company Registration Obligations	4
(f)	Reimbursement of Expenses	4
(g)	Limitations Under Code Section 409A	4
6. Termination Due to Retirement, Death, or Disability		5
(a)	Retirement	5
(b)	Death	6
(c)	Disability	7
(d)	Other Terms of Payment Following Retirement, Death, or Disability	8
7. Termination of Employment For Reasons Other Than Retirement, Death or Disability		9
(a)	Termination by the Bank for Cause	9
(b)	Termination by Executive Other Than For Good Reason	9

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(c)	Termination by the Bank Without Cause Prior to or More than Two Years After a Change in Control	10
(d)	Termination by Executive for Good Reason Prior to or More than Two Years After a Change in Control	12
(e)	Termination by the Bank Without Cause Within Two Years After a Change in Control	14
(f)	Termination by Executive for Good Reason Within Two Years After a Change in Control	16
(g)	Other Terms Relating to Certain Terminations of Employment; Reimbursements; Section 409A Exemptions; Delayed Payments Under Section 409A	18
8. Definitions Relating to Termination Events		21
(a)	“Cause	21
(b)	“Change in Control	21
(c)	“Compensation Accrued at Termination	22
(d)	“Disability	23
(e)	“Good Reason	23
(f)	“Potential Change in Control	24
(g)	“Specified Employee	25
9. Rabbi Trust Obligation Upon Potential Change in Control; Excise Tax-Related Provisions		25
(a)	Rabbi Trust Funded Upon Potential Change in Control	25
(b)	Gross-up If Excise Tax Would Apply	25
10. Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement; Certain Forfeitures		27
(a)	Non-Competition	27
(b)	Non-Disclosure; Ownership of Work	28
(c)	Cooperation With Regard to Litigation	28
(d)	Non-Disparagement	28
(e)	Release of Employment Claims	29
(f)	Forfeiture of Outstanding Options	29
(g)	Forfeiture of Certain Bonuses and Profits	30
(h)	Forfeiture Due to Regulatory Restrictions	30
(i)	Survival	30
11. Governing Law; Disputes		30
(a)	Governing Law	30

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(b)	Reimbursement of Expenses in Enforcing Rights	31
(c)	Dispute Resolution	31
(d)	Interest on Unpaid Amounts	32
12. Miscellaneous		32
(a)	Integration	32
(b)	Successors; Transferability	33
(c)	Beneficiaries	33
(d)	Notices	33
(e)	Reformation	34
(f)	Headings	34
(g)	No General Waivers	34
(h)	No Obligation To Mitigate	34
(i)	Offsets; Withholding	34
(j)	Successors and Assigns	35
(k)	Counterparts	35
13. Indemnification		35
Attachment A

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ROCKVILLE BANK
Employment Agreement for John T. Lund
Effective as of January 1, 2010
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and among ROCKVILLE FINANCIAL, INC., a Connecticut corporation (the “Company”), ROCKVILLE BANK, a Connecticut savings bank and a wholly-owned subsidiary of the Company (the “Bank”), and John T. Lund (“Executive”) is effective as of January 1, 2010.
W I T N E S S E T H
     WHEREAS, the Company and the Bank desire to ensure that the Company and the Bank are assured of the availability of Executive’s services as provided in this Agreement; and
     WHEREAS, Executive is willing to serve the Company and the Bank on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which the Company, the Bank and Executive each hereby acknowledge, the Company, the Bank and Executive hereby agree as follows:
1. Employment.
     The Bank hereby agrees to employ Executive as its Senior Vice President (with the principal executive duties set forth below in Section 3), and Executive hereby agrees to accept such employment and serve in such capacities, during the Term as defined in Section 2 (subject to Section 7(c) and 7(e)) and upon the terms and conditions set forth in this Agreement.
2. Term.
     The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on December 31, 2010 and any period of extension thereof in accordance with this Section 2, except that the Term will end at a date, prior to the end of such period or extension thereof, specified in Section 6 or 7 in the event of termination of Executive’s employment. The Term, if not previously ended, shall be extended by one additional year (added to the end of the Term) first on December 31, 2010 (extending the Term to December 31, 2011) and on each succeeding December 31st thereafter (a “December 31st extension date”) but only in the event the Bank serves written notice in accordance with Section 12(d) upon Executive at least 60 days preceding December 31, 2010 extending the Term to December 31, 2011 and thereafter at least 60 days preceding a December 31st extension date, in which case the Term shall be extended to the next succeeding December 31st, subject to earlier termination of Executive’s employment and earlier termination of the Term in accordance with Section 6 or 7. The foregoing notwithstanding, in the event there occurs a Potential Change in Control during the Term, the Term shall be extended automatically until the day after the earlier of: (a) the second anniversary of the date the Change in Control is consummated; or (b) the date the Change in Control contemplated by the Potential Change in Control is fully and finally abandoned.
3. Offices and Duties.
     The provisions of this Section 3 will apply during the Term, except as otherwise provided in Section 7(c) or 7(e):
     (a) Generally. Executive shall serve as the Senior Vice President of the Bank. Executive shall have and perform such duties, responsibilities, and authorities as are prescribed by or under the Bylaws of the Bank and as are customarily associated with such position or, irrespective of the office, title or other designation, if any, a position with responsibilities and powers substantially identical to such position with the Bank. In addition, Executive shall have and perform such additional duties, responsibilities, and authorities as may be from time to time assigned by the President and Chief Executive Officer based on his assessment of the business needs of the Bank, and the Bank reserves the right to change or modify these assignments and any positions and titles associated therewith. Executive shall devote his full business time and attention, and his best efforts, abilities, experience, and talent, to the position of Senior Vice President and other assignments hereunder, and for the business of the Bank, without commitment to other business endeavors, except that Executive (i) may make personal investments which are not in conflict with his duties to the Bank and manage personal and family financial and legal affairs, (ii) may undertake public speaking engagements, and (iii) may serve as a director of (or similar position with) any other business or an educational, charitable, community, civic, religious, or similar type of organization with the approval of the President and Chief Executive Officer, so long as such activities (i.e., those listed in clauses (i) through (iii)) do not preclude or render unlawful Executive’s employment or service to the Bank or otherwise materially inhibit the performance of Executive’s duties under this Agreement or materially impair the business of the Bank or its affiliates.
     (b) Place of Employment. Executive’s principal place of employment shall be at the administrative offices of the Bank.
4. Salary and Annual Incentive Compensation.
     As partial compensation for the services to be rendered hereunder by Executive, the Bank agrees to pay to Executive during the Term the compensation set forth in this Section 4.
     (a) Base Salary. The Bank will pay to Executive during the Term a base salary, the annual rate of which shall be $150,800.00, payable in cash in substantially equal semi-monthly installments commencing at the beginning of the Term, and otherwise in accordance with the Bank’s usual payroll practices with respect to senior executives (except to the extent deferred under Section 5(d)). Executive’s annual base salary shall be reviewed by the Human Resources Committee (the “Committee”) of the Board of Directors of the Bank (the “Board”) at least once in each calendar year, and may be increased above, but may not be reduced below, the then-

current rate of such base salary. For purposes of this Agreement, “Base Salary” means Executive’s then-current base salary.
     (b) Annual Incentive Compensation. The Bank will pay to Executive during the Term annual incentive compensation which shall offer to Executive an opportunity to earn additional compensation based upon performance in amounts determined by the Committee in accordance with the applicable plan and consistent with past practices of the Bank, with the nature of the performance and the levels of performance triggering payments of such annual target incentive compensation for each year to be established and communicated to Executive during the first quarter of such year by the Committee. In addition, the Committee (or the Board) may determine, in its discretion, to increase Executive’s annual target incentive opportunity or provide an additional annual incentive opportunity, in excess of the annual target incentive opportunity, payable for performance in excess of or in addition to the performance required for payment of the annual target incentive amount. Any annual incentive compensation payable to Executive shall be paid in accordance with the applicable plan (except to the extent deferred under Section 5(d)).
5. Long-Term Compensation, Including Stock Options, Benefits, Deferred Compensation, and Expense Reimbursement.
     (a) Executive Compensation Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in executive compensation plans and programs intended for general participation by senior executives of the Bank, as presently in effect or as they may be modified or added to by the Bank from time to time, subject to the eligibility and other requirements of such plans and programs, including without limitation any stock option plans, plans under which restricted stock/restricted stock units, performance-based restricted stock/restricted stock units or performance-accelerated restricted stock/restricted stock units (collectively, “stock plans”) may be awarded, other annual and long-term cash and/or equity incentive plans, and deferred compensation plans. The Bank makes no commitment under this Section 5(a) to provide participation opportunities to Executive in all plans and programs or at levels equal to (or otherwise comparable to) the participation opportunity of any other executive.
     (b) Employee and Executive Benefit Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in employee and executive benefit plans and programs of the Bank, as presently in effect or as they may be modified or added to by the Bank from time to time, subject to the eligibility and other requirements of such plans and programs, including without limitation plans providing pensions, supplemental pensions, supplemental and other retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, as well as savings, profit-sharing, and stock ownership plans. The Bank makes no commitment under this Section 5(b) to provide participation opportunities to Executive in all benefit plans and programs or at levels equal to (or otherwise comparable to) the participation opportunity of any other executive.
     In furtherance of and not in limitation of the foregoing, during the Term:
     (i) Executive will participate as Senior Vice President in all executive and employee vacation and time-off programs;

(ii)	The Bank will provide Executive with coverage as Senior Vice President with respect to long-term disability insurance;

(iii)	Executive will be covered by Bank-paid group term life insurance; and

(iv)	Executive will be entitled to benefits under the Supplemental Savings and Retirement Plan (the “SERP”) in accordance with the terms thereof, with the effective date of Executive’s participation therein to be the Effective Date.
     (c) Acceleration of Awards Upon a Change in Control. In the event of a Change in Control (as defined in Section 8(b)), all outstanding stock options, restricted stock, and other equity-based awards then held by Executive shall become vested and exercisable. The time and form of payment of such equity-based awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such equity-based awards were granted.
     (d) Deferral of Compensation. If the Bank has in effect or adopts any deferral program or arrangement permitting executives to elect to defer any compensation, Executive will be eligible to participate in such program. Any plan or program of the Bank which provides benefits based on the level of salary, annual incentive, or other compensation of Executive shall, in determining Executive’s benefits, take into account the amount of salary, annual incentive, or other compensation prior to any reduction for voluntary contributions made by Executive under any deferral or similar contributory plan or program of the Bank (excluding compensation that would not be taken into account even if not deferred), but shall not treat any payout or settlement under such a deferral or similar contributory plan or program to be additional salary, annual incentive, or other compensation for purposes of determining such benefits, unless otherwise expressly provided under such plan or program.
     (e) Company Registration Obligations. The Company will use its best efforts to file with the Securities and Exchange Commission and thereafter maintain the effectiveness of one or more registration statements registering under the Securities Act of 1933, as amended (the “1933 Act”), the offer and sale of shares by the Company to Executive pursuant to stock options or other equity-based awards granted to Executive under Company plans or otherwise or, if shares are acquired by Executive in a transaction not involving an offer or sale to Executive but resulting in the acquired shares being “restricted securities” for purposes of the 1933 Act, registering the reoffer and resale of such shares by Executive.
     (f) Reimbursement of Expenses. The Bank will promptly reimburse Executive for all reasonable business expenses and disbursements incurred by Executive in the performance of Executive’s duties during the Term in accordance with the Bank’s reimbursement policies as in effect from time to time and the provisions of Section 7(g) of this Agreement.
     (g) Limitations Under Code Section 409A. Anything in this Section 5 to the contrary notwithstanding, with respect to any payment otherwise required hereunder, in the event of any delay in the payment date as a result of Section 7(g) of this Agreement (relating to the six-month delay in payment of certain benefits to Specified Employees as required by Section 409A of the Code), the Bank will adjust the payment to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. The Bank will pay the adjusted payment at the beginning of the seventh month following Executive’s termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by such payment date is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A of the Code and the Regulations. In the event of Executive’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Executive’s death occurs.
6. Termination Due to Retirement, Death, or Disability.
     (a) Retirement. Executive may elect to terminate employment hereunder by retirement at or after age 60 (“Retirement”). At the time Executive’s employment terminates due to Retirement, the Term will terminate, all obligations of the Bank and Executive under Sections 1 through 5 of this Agreement will immediately cease except for obligations which expressly continue after termination of employment due to Retirement, and the Bank will pay Executive at the time specified in Section 6(d), and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination (as defined in Section 8(c));

(ii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, a lump sum amount equal to the portion of annual incentive compensation that would have become payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for that year if his employment had not terminated, based on performance actually achieved in that year (determined by the Committee following completion of the performance year and paid at the time specified in the applicable plan), multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

(iii)	The vesting and exercisability of stock options held by Executive at termination and all other terms of such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted (subject to Section 10(f) hereof);

(iv)	All restricted stock and deferred stock awards, including outstanding stock plan awards, all other long-term incentive awards, and all deferral arrangements under Section 5(d), shall be governed by the plans and programs under which the awards were granted or governing the deferral, and all rights under the SERP and any other benefit plan shall be governed by such plans; and

(v)	Upon Retirement, if Executive is not eligible for retiree coverage under the Bank’s health plan (the “Health Plan”) or Medicare and provided that Executive shall be in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive a lump sum amount equal on an after-tax basis to the present value of the total cost of medical coverage under the Health Plan that would have been incurred by both Executive and the Bank on behalf of Executive (and his spouse and eligible dependents, if any, for whom coverage had been provided under the Health Plan immediately prior to Executive’s Retirement) from the date of Executive’s Retirement until Executive’s attainment of Social Security retirement age had Executive remained employed by the Bank during such period, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year of Executive’s Retirement. Such lump sum amount shall be calculated by an actuary selected by the Bank and paid in cash at the time specified in Section 6(d). Such amount shall not be subject to reduction or forfeiture by reason of any coverage for which Executive may thereafter become eligible by reason of subsequent employment or otherwise. For purposes of this Section, present value shall be calculated on the basis of the discount rate set forth in the Bank’s qualified retirement plan for the determination of lump sum payments.
     (b) Death. In the event of Executive’s death which results in the termination of Executive’s employment, the Term will terminate, all obligations of the Bank and Executive under Sections 1 through 5 of this Agreement will immediately cease except for obligations which expressly continue after death, and the Bank will pay Executive’s beneficiary or estate at the time specified in Section 6(d), and Executive’s beneficiary or estate will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination;

(ii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s death occurred, a lump sum amount equal to the portion of annual incentive compensation that would have become payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for that year if his employment had not terminated, based on performance actually achieved in that year (determined by the Committee following completion of the performance year and paid at the time specified in the applicable plan), multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of his death and the denominator of which is the total number of days in the year of death;

(iii)	The vesting and exercisability of stock options held by Executive at death and all other terms of such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

(iv)	All restricted stock and deferred stock awards, including outstanding stock plan awards, all other long-term incentive awards, and all deferral arrangements under Section 5(d), shall be governed by the plans and programs under which the awards were granted or governing the deferral, and all rights under the SERP and any other benefit plan shall be governed by such plans;

(v)	If Executive’s surviving spouse (and eligible dependents, if any) elects continued coverage under the Bank’s Health Plan in accordance with the applicable provisions of COBRA, the Bank shall pay to Executive’s surviving spouse on a monthly basis during such COBRA continuation period and in accordance with Section 7(g) of this Agreement an amount equal on an after-tax basis to the total cost of such coverage. No further benefits shall be paid under this Section after the expiration of the maximum COBRA continuation period available to Executive’s surviving spouse and eligible dependents, if any.
     (c) Disability. The Bank may terminate the employment of Executive hereunder due to the Disability (as defined in Section 8(d)) of Executive. Upon termination of employment, the Term will terminate, all obligations of the Bank and Executive under Sections 1 through 5 of this Agreement will immediately cease except for obligations which expressly continue after termination of employment due to Disability, and the Bank will pay Executive at the time specified in Section 6(d), and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination;

(ii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, a lump sum amount equal to the portion of annual incentive compensation that would have become payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for that year if his employment had not terminated, based on performance actually achieved in that year (determined by the Committee following completion of the performance year and paid at the time specified in the applicable plan), multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

(iii)	Stock options held by Executive at termination shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

(iv)	Any performance objectives upon which the earning of performance-based restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards is conditioned shall be deemed to have been met at target level at the date of termination, and restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards (to the extent then or previously earned, in the case of performance-based awards) shall become fully vested and non-forfeitable at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(v)	Disability benefits shall be payable in accordance with the Bank’s plans, programs and policies, including the SERP, and all deferral arrangements under Section 5(d) will be settled in accordance with the plans and programs governing the deferral;

(vi)	Upon termination of Executive’s employment due to Disability, if Executive is not eligible for retiree coverage under the Bank’s Health Plan or Medicare and provided that Executive shall be in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive a lump sum amount equal on an after-tax basis to the present value of the total cost of medical coverage under the Health Plan that would have been incurred by both Executive and the Bank on behalf of Executive (and his spouse and eligible dependents, if any, for whom coverage had been provided under the Health Plan immediately prior to Executive’s termination of employment) from the date of Executive’s termination of employment until Executive’s attainment of Social Security retirement age had Executive remained employed by the Bank during such period, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year of Executive’s termination of employment. Such lump sum amount shall be calculated by an actuary selected by the Bank and paid in cash at the time specified in Section 6(d). Such amount shall not be subject to reduction or forfeiture by reason of any coverage for which Executive may thereafter become eligible by reason of subsequent employment or otherwise. In addition, provided that Executive shall be in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive at the time specified in Section 6(d) a lump sum amount equal on an after-tax basis to the present value of the sum of (A) the amount that Executive and the Bank would have paid, had he remained employed, for coverage under the Bank’s group long-term disability policy from the date of Executive’s termination of employment until Executive’s attainment of Social Security retirement age, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred; and (B) the amount that Executive and the Bank would have paid to continue Executive’s group life insurance coverage, had he remained employed, from the date of Executive’s termination of employment until Executive’s attainment of Social Security retirement age, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred. For purposes of this Section, present value shall be calculated on the basis of the discount rate set forth in the Bank’s qualified retirement plan for the determination of lump sum payments.
     (d) Other Terms of Payment Following Retirement, Death, or Disability. Nothing in this Section 6 shall limit the benefits payable or provided in the event Executive’s employment terminates due to Retirement, death, or Disability under the terms of plans or programs of the Bank more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 6 (except in the case of annual incentives in lieu of which amounts are paid hereunder), including plans and programs adopted after the date of this Agreement. Amounts payable under this Section 6 following Executive’s termination of employment, other than those expressly payable following determination of performance for the year of termination for purposes of annual incentive compensation or otherwise expressly payable on a deferred basis, will be paid in the payroll period next following the payroll period in which termination of employment occurs; subject, however, to the provisions of Section 7(g) of this Agreement relating to the six-month delay in payment of certain benefits to Specified Employees as required by Section 409A of the Code. Any payment or reimbursement due within such six-month period shall be delayed to the end of such six-month period as required by Section 7(g). The Bank will adjust the payment or reimbursement to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment or reimbursement would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment or reimbursement was delayed and the denominator of which is 365. In the event of a reimbursement that is required by other terms of this Agreement to be made on an after-tax basis which is subject to the six-month delay in payment as described in Section 7(g) of this Agreement, the reimbursement as adjusted in accordance with this Section 6(d) to reflect the deferred payment date shall be paid to Executive on an after-tax and fully grossed-up basis so that Executive is held economically harmless. The Bank will pay the adjusted payment or reimbursement at the beginning of the seventh month following Executive’s termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by such payment date is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A of the Code and the Regulations. In the event of Executive’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Executive’s death occurs.
7. Termination of Employment For Reasons Other Than Retirement, Death or Disability.
     (a) Termination by the Bank for Cause. The Bank may terminate the employment of Executive hereunder for Cause (as defined in Section 8(a)) at any time. At the time Executive’s employment is terminated for Cause, the Term will terminate, all obligations of the Bank and Executive under Sections 1 through 5 of this Agreement will immediately cease except for obligations which expressly continue after termination of employment by the Bank for Cause, and the Bank will pay Executive at the time specified in Section 7(g), and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination (as defined in Section 8(c));

(ii)	All stock options, restricted stock and deferred stock awards, including outstanding stock plan awards, and all other long-term incentive awards will be governed by the terms of the plans and programs under which the awards were granted; and

(iii)	All deferral arrangements under Section 5(d) will be settled in accordance with the plans and programs governing the deferral, and all rights, if any, under the SERP and any other benefit plan shall be governed by such plans.
     (b) Termination by Executive Other Than For Good Reason. Executive may terminate his employment hereunder voluntarily for reasons other than Good Reason (as defined in Section 8(e)) at any time upon 90 days’ written notice to the Bank. An election by Executive not to extend the Term pursuant to Section 2 hereof shall be deemed to be a termination of employment by Executive for reasons other than Good Reason at the date of expiration of the

Term, unless a Change in Control (as defined in Section 8(b)) occurs prior to, and there exists Good Reason at, such date of expiration; provided, however, that, if Executive has attained age 60 at such date of termination, such termination shall be deemed a Retirement of Executive, which shall instead be governed by Section 6(a) above. At the time Executive’s employment is terminated by Executive other than for Good Reason the Term will terminate, all obligations of the Bank and Executive under Sections 1 through 5 of this Agreement will immediately cease, and the Bank will pay Executive at the time specified in Section 7(g), and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination;

(ii)	All stock options, restricted stock and deferred stock awards, including outstanding stock plan awards, and all other long-term incentive awards will be governed by the terms of the plans and programs under which the awards were granted;

(iii)	All deferral arrangements under Section 5(d) will be settled in accordance with the plans and programs governing the deferral, and all rights under the SERP and any other benefit plan shall be governed by such plans.
     (c) Termination by the Bank Without Cause Prior to or More than Two Years After a Change in Control. The Bank may terminate the employment of Executive hereunder without Cause, if at the date of termination no Change in Control has occurred or such date of termination is at least two years after the most recent Change in Control, upon at least 90 days’ written notice to Executive. The foregoing notwithstanding, the Bank may elect, by written notice to Executive, to terminate Executive’s positions specified in Sections 1 and 3 and all other obligations of Executive and the Bank under Section 3 at a date earlier than the expiration of such 90-day period, if so specified by the Bank in the written notice, provided that Executive shall be treated as an employee of the Bank (without any assigned duties) for all other purposes of this Agreement, including for purposes of Sections 4 and 5, from such specified date until the expiration of such 90-day period. At the time Executive’s employment is terminated by the Bank (i.e., at the expiration of such notice period), the Term will terminate, all remaining obligations of the Bank and Executive under Sections 1 through 5 of this Agreement will immediately cease (except for obligations which continue after termination of employment as expressly provided herein), and the Bank will pay Executive at the time specified in Section 7(g), and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination;

(ii)	Cash in an aggregate amount equal to three times the sum of (A) Executive’s Base Salary under Section 4(a) immediately prior to termination plus (B) an amount equal to the greater of (x) the portion of Executive’s annual target incentive compensation potentially payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination or (y) the portion of Executive’s annual incentive compensation that became payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the latest year preceding the year of termination based on performance actually achieved in that latest year. The amount determined to be payable under this Section 7(c)(ii) shall be payable a lump sum;

(iii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, a lump sum amount equal to the portion of Executive’s annual target incentive compensation potentially payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination, multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

(iv)	Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, and, in other respects (including the period following termination during which such options may be exercised), such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

(v)	Any performance objectives upon which the earning of performance-based restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards is conditioned shall be deemed to have been met at target level at the date of termination, and restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards (to the extent then or previously earned, in the case of performance-based awards) shall become fully vested and non-forfeitable at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi)	All deferral arrangements under Section 5(d) will be settled in accordance with the plans and programs governing the deferral;

(vii)	All rights under the SERP shall be governed by such plan;

(viii)	Upon termination of Executive’s employment hereunder, if Executive is not eligible for retiree coverage under the Bank’s Health Plan or Medicare and provided that Executive shall be in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive a lump sum amount equal on an after- tax basis to the present value of the total cost of medical coverage under the Health Plan that would have been incurred by both Executive and the Bank on behalf of Executive (and his spouse and eligible dependents, if any, for whom coverage had been provided under the Health Plan immediately prior to Executive’s termination of employment) from the date of Executive’s termination of employment until the third anniversary of such date, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year of Executive’s termination of employment. Such lump sum amount shall be calculated by an actuary selected by the Bank and paid in cash at the time specified in Section 7(g). Such amount shall not be subject to reduction or forfeiture by reason of any coverage for which Executive may thereafter become eligible by reason of subsequent employment or otherwise. In addition, provided that Executive shall be in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive at the time specified in Section 7(g) a lump sum amount equal on an after-tax basis to the present value of the sum of (A) the amount that Executive and the Bank would have paid, had he remained employed, for coverage under the Bank’s group long-term disability policy from the date of Executive’s termination of employment until the third anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred; and (B) the amount that Executive and the Bank would have paid to continue Executive’s group life insurance coverage, had he remained employed, from the date of Executive’s termination of employment until the third anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred. For purposes of this Section, present value shall be calculated on the basis of the discount rate set forth in the Bank’s qualified retirement plan for the determination of lump sum payments.
     (d) Termination by Executive for Good Reason Prior to or More than Two Years After a Change in Control. Executive may terminate his employment hereunder for Good Reason, prior to a Change in Control or after the second anniversary of the most recent Change in Control, upon 90 days’ written notice to the Bank; provided, however, that, if the Bank has corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not terminate his employment for Good Reason, and therefore Executive’s notice of termination will automatically become null and void. At the time Executive’s employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), the Term will terminate, all obligations of the Bank and Executive under Sections 1 through 5 of this Agreement will immediately cease (except for obligations which continue after termination of employment as expressly provided herein), and the Bank will pay Executive at the time specified in Section 7(g), and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination;

(ii)	Cash in an aggregate amount equal to three times the sum of (A) Executive’s Base Salary under Section 4(a) immediately prior to termination plus (B) an amount equal to the greater of (x) the portion of Executive’s annual target incentive compensation potentially payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination or (y) the portion of Executive’s annual incentive compensation that became payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the latest year preceding the year of termination based on performance actually achieved in that latest year. The amount determined to be payable under this Section 7(d)(ii) shall be payable in a lump sum;

(iii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, a lump sum amount equal to the portion of Executive’s annual target incentive compensation potentially payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination, multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

(iv)	Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, and, in other respects (including the period following termination during which such options may be exercised), such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

(v)	Any performance objectives upon which the earning of performance-based restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards is conditioned shall be deemed to have been met at target level at the date of termination, and restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards (to the extent then or previously earned, in the case of performance-based awards) shall become fully vested and non-forfeitable at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi)	All deferral arrangements under Section 5(d) will be settled in accordance with the plans and programs governing the deferral;

(vii)	All rights under the SERP shall be governed by such plan; and

(viii)	Upon termination of Executive’s employment hereunder, if Executive is not eligible for retiree coverage under the Bank’s Health Plan or Medicare and provided that Executive shall be in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive a lump sum amount equal on an after-tax basis to the present value of the total cost of medical coverage under the Health Plan that would have been incurred by both Executive and the Bank on behalf of Executive (and his spouse and eligible dependents, if any, for whom coverage had been provided under the Health Plan immediately prior to Executive’s termination of employment) from the date of Executive’s termination of employment until the third anniversary of such date, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year of Executive’s termination of employment. Such lump sum amount shall be calculated by an actuary selected by the Bank and paid in cash at the time specified in Section 7(g). Such amount shall not be subject to reduction or forfeiture by reason of any coverage for which Executive may thereafter become eligible by reason of subsequent employment or otherwise. In addition, provided that Executive shall be in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive at the time specified in Section 7(g) a lump sum amount equal on an after-tax basis to the present value of the sum of (A) the amount that Executive and the Bank would have paid, had he remained employed, for coverage under the Bank’s group long-term disability policy from the date of Executive’s termination of employment until the third anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred; and (B) the amount that Executive and the Bank would have paid to continue Executive’s group life insurance coverage, had he remained employed, from the date of Executive’s termination of employment until the third anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred. For purposes of this Section, present value shall be calculated on the basis of the discount rate set forth in the Bank’s qualified retirement plan for the determination of lump sum payments.
If any payment or benefit under this Section 7(d) is based on Base Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Base Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(d).
     (e) Termination by the Bank Without Cause Within Two Years After a Change in Control. The Bank may terminate the employment of Executive hereunder without Cause, simultaneously with or within two years after a Change in Control, upon at least 90 days’ written notice to Executive. The foregoing notwithstanding, the Bank may elect, by written notice to Executive, to terminate Executive’s positions specified in Sections 1 and 3 and all other obligations of Executive and the Bank under Section 3 at a date earlier than the expiration of such 90-day notice period, if so specified by the Bank in the written notice, provided that Executive shall be treated as an employee of the Bank (without any assigned duties) for all other purposes of this Agreement, including for purposes of Sections 4 and 5, from such specified date until the expiration of such 90-day period. At the time Executive’s employment is terminated by the Bank (i.e., at the expiration of such notice period), the Term will terminate, all remaining obligations of the Bank and Executive under Sections 1 through 5 of this Agreement will immediately cease (except for obligations which continue after termination of employment as expressly provided herein), and the Bank will pay Executive at the time specified in Section 7(g), and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination;

(ii)	Cash in an aggregate amount equal to three times the sum of (A) Executive’s Base Salary under Section 4(a) immediately prior to termination plus (B) an amount equal to the greater of (x) the portion of Executive’s annual target incentive compensation potentially payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination or (y) the portion of Executive’s annual incentive compensation that became payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the latest year preceding the year of termination based on performance actually achieved in that latest year. The amount determined to be payable under this Section 7(e)(ii) shall be paid by the Bank in a lump sum;

(iii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, a lump sum amount equal to the portion of Executive’s annual target incentive compensation potentially payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination, multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

(iv)	Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, and any such options granted on or after the Effective Date shall remain outstanding and exercisable until the stated expiration date of the Option as though Executive’s employment did not terminate, and, in other respects, such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

(v)	Any performance objectives upon which the earning of performance-based restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards is conditioned shall be deemed to have been met at target level at the date of termination, and restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards (to the extent then or previously earned, in the case of performance-based awards) shall become fully vested and non-forfeitable at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi)	All deferral arrangements under Section 5(d) will be settled in accordance with the plans and programs governing the deferral;

(vii)	All rights under the SERP shall be governed by such plan; and

(viii)	Upon termination of Executive’s employment hereunder, if Executive is not eligible for retiree coverage under the Bank’s Health Plan or Medicare and provided that Executive shall be in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive a lump sum amount equal on an after-tax basis to the present value of the total cost of medical coverage under the Health Plan that would have been incurred by both Executive and the Bank on behalf of Executive (and his spouse and eligible dependents, if any, for whom coverage had been provided under the Health Plan immediately prior to

Executive’s termination of employment) from the date of Executive’s termination of employment until the third anniversary of such date, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year of Executive’s termination of employment. Such lump sum amount shall be calculated by an actuary selected by the Bank and paid in cash at the time specified in Section 7(g). Such amount shall not be subject to reduction or forfeiture by reason of any coverage for which Executive may thereafter become eligible by reason of subsequent employment or otherwise. In addition, provided that Executive shall be in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive at the time specified in Section 7(g) a lump sum amount equal on an after-tax basis to the present value of the sum of (A) the amount that Executive and the Bank would have paid, had he remained employed, for coverage under the Bank’s group long-term disability policy from the date of Executive’s termination of employment until the third anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred; and (B) the amount that Executive and the Bank would have paid to continue Executive’s group life insurance coverage, had he remained employed, from the date of Executive’s termination of employment until the third anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred. For purposes of this Section, present value shall be calculated on the basis of the discount rate set forth in the Bank’s qualified retirement plan for the determination of lump sum payments.
     (f) Termination by Executive for Good Reason Within Two Years After a Change in Control. Executive may terminate his employment hereunder for Good Reason, simultaneously with or within two years after a Change in Control, upon 90 days’ written notice to the Bank; provided, however, that, if the Bank has corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not terminate his employment for Good Reason, and therefore Executive’s notice of termination will automatically become null and void. At the time Executive’s employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), the Term will terminate, all obligations of the Bank and Executive under Sections 1 through 5 of this Agreement will immediately cease (except for obligations which continue after termination of employment as expressly provided herein), and the Bank will pay Executive at the time specified in Section 7(g), and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination;

(ii)	Cash in an aggregate amount equal to three times the sum of (A) Executive’s Base Salary under Section 4(a) immediately prior to termination plus (B) an amount equal to the greater of (x) the portion of Executive’s annual target incentive compensation potentially payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination or (y) the portion of Executive’s annual incentive compensation that became payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the latest year preceding the year of termination based on performance actually achieved in that latest year. The amount determined to be payable under this Section 7(f)(ii) shall be paid by the Bank in a lump sum;

(iii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, a lump sum amount equal to the portion of Executive’s annual target incentive compensation potentially payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination, multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

(iv)	Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, and any such options granted on or after the Effective Date shall remain outstanding and exercisable until the stated expiration date of the Option as though Executive’s employment did not terminate, and, in other respects, such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

(v)	Any performance objectives upon which the earning of performance-based restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards is conditioned shall be deemed to have been met at target level at the date of termination, and restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards (to the extent then or previously earned, in the case of performance-based awards) shall become fully vested and non-forfeitable at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi)	All deferral arrangements under Section 5(d) will be settled in accordance with the plans and programs governing the deferral;

(vii)	All rights under the SERP shall be governed by such plan; and

(viii)	Upon termination of Executive’s employment hereunder, if Executive is not eligible for retiree coverage under the Bank’s Health Plan or Medicare and provided that Executive shall be in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive a lump sum amount equal on an after-tax basis to the present value of the total cost of medical coverage under the Health Plan that would have been incurred by both Executive and the Bank on behalf of Executive (and his spouse and eligible dependents, if any, for whom coverage had been provided under the Health Plan immediately prior to Executive’s termination of employment) from the date of Executive’s termination of employment until the third anniversary of such date, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year of Executive’s termination of employment. Such lump sum amount shall be calculated by an actuary selected by the Bank and paid in cash at the time specified in Section 7(g). Such amount shall not be subject to reduction or forfeiture by reason of any coverage for which Executive may thereafter become eligible by reason of subsequent employment or otherwise. In addition, provided that Executive shall be in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive at the time specified in Section 7(g) a lump sum amount equal on an after-tax basis to the present value of the sum of (A) the amount that Executive and the Bank would have paid, had he remained employed, for coverage under the Bank’s group long-term disability policy from the date of Executive’s termination of employment until the third anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred; and (B) the amount that Executive and the Bank would have paid to continue Executive’s group life insurance coverage, had he remained employed, from the date of Executive’s termination of employment until the third anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred. For purposes of this Section, present value shall be calculated on the basis of the discount rate set forth in the Bank’s qualified retirement plan for the determination of lump sum payments.
If any payment or benefit under this Section 7(f) is based on Base Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Base Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(f).
     (g) Other Terms Relating to Certain Terminations of Employment; Reimbursements; Section 409A Exemptions; Delayed Payments Under Section 409A.
(i)	Whether a termination is deemed to be at or within two years after a Change in Control for purposes of Sections 7(c), (d), (e), or (f) is determined at the date of termination, regardless of whether the Change in Control had occurred at the time a notice of termination was given. In the event Executive’s employment terminates for any reason set forth in Section 7(b) through (f), Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7 (except in the case of annual incentives in lieu of which amounts are paid hereunder).

(ii)	Amounts payable under this Section 7 following Executive’s termination of employment, other than those expressly payable on a deferred basis, will be paid in the payroll period next following the payroll period in which termination of employment occurs except as otherwise provided in this Section 7.

(iii)	Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:
     (A) the amount of expenses eligible for reimbursement or in-kind benefits provided in any one taxable year of Executive shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year of Executive;
     (B) the reimbursement of any expense shall be made each calendar quarter not later than the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date);
     (C) the right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.
In addition, with respect to any reimbursement made under Section 6(b)(v) for expenses for medical coverage purchased by Executive’s spouse, any such reimbursement made during the period of time Executive’s spouse or dependents would be entitled to continuation coverage under the Bank’s Health Plan pursuant to COBRA if Executive’s spouse or dependents had elected such coverage and paid the applicable premiums shall be exempt from Section 409A of the Code and the six-month delay in payment described hereinbelow pursuant to Section 1.409A-1(b)(9)(v)(B) of the Regulations.

(iv)	Executive’s right to reimbursements under this Agreement shall be treated as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Regulations.

(v)	Any tax gross-up payments made under this Agreement, within the meaning provided by Section 1.409A-3(i)(1)(v) of the Regulations, shall be made by the end of Executive’s taxable year next following Executive’s taxable year in which he remits the related taxes (unless this Agreement specifically provides for payment by an earlier date).

(vi)	It is intended that payments made under this Agreement due to Executive’s termination of employment which are paid on or before the 15th day of the third month following the end of

Executive’s taxable year in which his termination of employment occurs shall be exempt from compliance with Section 409A of the Code pursuant to the exemption for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Regulations (the “Exempt Short-Term Deferral Payments”); and that payments under this Agreement, other than Exempt Short-Term Deferral Payments, that are made on or before the last day of the second taxable year following the taxable year in which Executive terminates employment in an aggregate amount not exceeding two times the lesser of: (A) the sum of Executive’s annualized compensation based on his annual rate of pay for the taxable year preceding the taxable year in which he terminates employment (adjusted for any increase during that year that was expected to continue indefinitely if he had not terminated employment); or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive terminates employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for payments under a separation pay plan as set forth in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(vii)	Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Executive’s employment which are subject to Section 409A of the Code shall be delayed for six months following such termination of employment if Executive is a Specified Employee as defined in Section 8(g) on the date of his termination of employment. Any payment or reimbursement due within such six-month period shall be delayed to the end of such six-month period. The Bank will adjust the payment or reimbursement to reflect the deferred payment date by multiplying the payment or reimbursement by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment or reimbursement would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment or reimbursement was delayed and the denominator of which is 365. In the event of a reimbursement that is required by other terms of this Agreement to be made on an after-tax basis and which is subject to the six-month delay provided herein, the reimbursement as adjusted in accordance with this Section 7(g) to reflect the deferred payment date shall be paid to Executive on an after-tax and fully grossed-up basis so that Executive is held economically harmless. The Bank will pay the adjusted payment or reimbursement at the beginning of the seventh month following Executive’s termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this Section 7(g) is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A of the Code and the Regulations thereunder. In the event of Executive’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Executive’s death occurs.
8. Definitions Relating to Termination Events.
      (a) “Cause.” For purposes of this Agreement, “Cause” shall mean:
(i)	Executive’s willful and continued failure to substantially perform his duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness or Disability or any failure after the issuance of a notice of termination by Executive for Good Reason) which failure is demonstrably and materially damaging to the financial condition or reputation of the Company, the Bank and/or their affiliates, and which failure continues more than 48 hours after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties hereunder and the demonstrable and material damage caused thereby; or

(ii)	the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company, the Bank or their affiliates, monetarily or otherwise.
No act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Bank and the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.
     (b) “Change in Control.” For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if, during the term of this Agreement:
(i)	the Company, or the mutual holding company parent of the Company, whether it remains a mutual holding company or converts to the stock form of organization (the “Mutual Holding Company”), merges into or consolidates with another corporation, or merges another corporation into the Company or the Mutual Holding Company, and as a result, with respect to the Company, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by “Persons” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who were stockholders of the Company immediately before the merger or consolidation or, with respect to the Mutual Holding Company, less than a majority of the directors of the resulting corporation immediately after the merger or consolidation were directors of the Mutual Holding Company immediately before the merger or consolidation;

(ii)	following a conversion of the Mutual Holding Company to the stock form of organization, any Person (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Bank or the Company), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the resulting corporation representing 25% or more of the combined voting power of the resulting corporation’s then-outstanding securities;

(iii)	during any period of twenty-four months (not including any period prior to the Effective Date of this Agreement), individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections (8)(b)(i), (ii) or (iv) hereof, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s securities) whose election by the board of directors of the Company or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iv)	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)	the board of directors of the Company adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred.
     (c) “Compensation Accrued at Termination.” For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)	The unpaid portion of annual base salary at the rate payable, in accordance with Section 4(a) hereof, at the date of Executive’s termination of employment, pro rated through such date of termination, payable in a lump sum at the time specified in Section 6(d) or 7(g) as the case may be;

(ii)	All vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b) and 5(a) and 5(b) hereof (including any earned and vested annual incentive compensation and long-term incentive award) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)	Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 5(f), in accordance the Company’s reimbursement policies as in effect at the date of such termination, and payable in a lump sum in accordance with Section 7(g).
     (d) “Disability.” For purposes of this Agreement, “Disability” shall have the meaning ascribed to it by Section 409A of the Code and the Regulations.
     (e) “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances provided that Executive shall have given notice of such circumstance(s) to the Bank within a period not to exceed 90 days of the initial existence of such circumstance(s) and the Bank shall not have remedied such circumstance(s) within 30 days after receipt of such notice:
(i)	the assignment to Executive of duties materially inconsistent with Executive’s position and status as Senior Vice President, or an alteration, materially adverse to Executive, in Executive’s position and status as Senior Vice President or in the nature of Executive’s duties, responsibilities, and authorities or conditions of Executive’s employment from those relating to Executive position and status as Senior Vice President (excluding changes in assignments permitted under Section 3); except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, Retirement, as a result of Executive’s death, or as a result of action by or with the consent of Executive;

(ii)	(A) a material reduction by the Bank in Executive’s Base Salary, (B) the setting of Executive’s annual target incentive opportunity or payment of earned annual incentive not in material conformity with Section 4 hereof, (C) a change in compensation or benefits not in material conformity with Section 5, or (D) a material reduction, after a Change in Control, in perquisites from the level of such perquisites as in effect immediately prior to the Change in Control or as the same may have been increased from time to time after the Change in Control, except for across-the-board perquisite reductions similarly affecting all senior executives of the Bank and all senior executives of any Person in control of the Company;

(iii)	the relocation of the principal place of Executive’s employment to a site that is outside of a fifty mile radius of his principal place of employment prior to such relocation; for this purpose, required travel on the Bank’s business will not constitute a relocation so long as the extent of such travel is substantially consistent with Executive’s customary business travel obligations in periods prior to the Effective Date;

(iv)	the failure by the Bank to pay to Executive any material portion of Executive’s compensation or to pay to Executive any material portion of an installment of deferred compensation under any deferred compensation program of the Bank within a reasonable time after the date such compensation is due;

(v)	the failure by the Bank to continue in effect any material compensation or benefit plan in which Executive participated immediately prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Bank to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of compensation or benefits provided and the level of Executive’s participation relative to other participants, as existed at the time of the Change in Control;

(vi)	the failure of the Bank to obtain a satisfactory agreement from any successor to the Bank, the Company or the Mutual Holding Company to fully assume the Bank’s and the Company’s obligations and to perform under this Agreement, as contemplated in Section 12(b) hereof, in a form reasonably acceptable to Executive; or

(vii)	any other failure by the Bank or the Company to perform any material obligation under, or breach by the Bank or the Company of any material provision of, this Agreement;
provided, however, that a forfeiture under Section 10(f), (g), or (h) shall not constitute “Good Reason.”
     (f) “Potential Change in Control.” For purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if, during the term of this Agreement:
(i)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)	any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii)	the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
     (g) “Specified Employee” For purposes of this Agreement, a “Specified Employee” shall mean an employee of the Bank, at a time when any stock of the Company is publicly traded on an established securities market or otherwise, who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-1(i)(6).
9. Rabbi Trust Obligation Upon Potential Change in Control; Excise Tax-Related Provisions.
     (a) Rabbi Trust Funded Upon Potential Change in Control. In the event of a Potential Change in Control or Change in Control, the Bank or the Company shall, not later than 15 days thereafter, have established one or more rabbi trusts and shall deposit therein cash in an amount determined by the actuary for the Bank’s qualified Retirement Plan on the basis of the interest rate and mortality assumptions set forth in said qualified Retirement Plan, which is sufficient to provide for full payment of all potential obligations of the Bank and the Company that would arise assuming consummation of a Change in Control, or has arisen in the case of an actual Change in Control, and a subsequent termination of Executive’s employment under Section 7(e) or (f). Such rabbi trust(s) shall be irrevocable and shall provide that neither the Bank nor the Company may, directly or indirectly, use or recover any assets of the trust(s) until such time as all obligations which potentially could arise hereunder have been settled and paid in full, subject only to the claims of creditors of the Bank and the Company in the event of insolvency or bankruptcy of the Bank or the Company; provided, however, that if no Change in Control has occurred within two years after such Potential Change in Control, such rabbi trust(s) shall at the end of such two-year period become revocable and may thereafter be revoked by the Bank.
     (b) Gross-up If Excise Tax Would Apply. In the event Executive becomes entitled to any amounts or benefits payable in connection with a Change in Control or other change in ownership or control (whether or not such amounts are payable pursuant to this Agreement) (the “Change in Control Payments”), if any of such Change in Control Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Bank shall pay to Executive at the time specified in Section 9(b)(iii) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payments provided for by Section 9(b), shall be equal to the Total Payments.
(i) For purposes of determining whether any of the Change in Control Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(A) any payments or benefits received or to be received by Executive in connection with a Change in Control or other change in ownership or control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Bank, any Person whose actions result in a Change in Control or any Person affiliated with the Bank or such Person) (which, together with the Change in Control Payments, constitute the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of nationally-recognized tax counsel selected by Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(B) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Payments and (y) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 9(b)(i)(A) hereof); and

(C) the value of any non-cash benefits or any deferred payments or benefit shall be determined by a nationally-recognized accounting firm selected by Executive in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(ii) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could actually be obtained from deduction of such state and local taxes by Executive. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account and paid to Executive hereunder, Executive shall file for a refund of such excess Excise Tax. Executive shall repay to the Bank the excess Excise Tax amount actually refunded to Executive by the Internal Revenue Service within ten business days after the later of (A) the date that the Internal Revenue Service makes a final determination (within the meaning of Section 1313 of the Code) that an overpayment of such Excise Tax was made (and including a final determination of the amount thereof) and (B) the actual receipt of the refund check from the Internal Revenue Service for the amount of such overpayment of Excise Tax by Executive; provided, however, if no refund shall be due to Executive because such overpayment of the

Excise Tax has been applied to satisfy Executive’s other tax liabilities, Executive shall notify the Bank of such application of the overpayment to Executive’s other tax liabilities and shall pay to the Bank within ten business days after such application of the overpayment to Executive’s other tax liabilities the amount of the Excise Tax that would otherwise have been refunded. In the event that the Excise Tax is determined to exceed the amount taken into account and paid hereunder, the Bank shall make an additional Gross-Up Payment in respect of such excess within ten business days after the time that the amount of such excess is determined but in no event later than 30 days after the Change in Control. In no event shall any Gross-Up Payment be made under this Section 9(b) later than the last day of Executive’s taxable year next following Executive’s taxable year in which Executive remits the Excise Tax. Anything in this Section 9(b) to the contrary notwithstanding, any Gross-Up Payment to be made hereunder shall be subject to such delay in payment as may apply under Section 7(g) of this Agreement (including but not limited to Section 7(g)(vi)) in the event that such payment is made in connection with Executive’s termination of employment and is subject to Section 409A of the Code.
(iii) The Gross-Up Payment provided for in this Section 9(b) shall be made at the same time as any payments giving rise to an Excise Tax are made; provided, however, that if the amount of such Gross-Up Payment cannot be finally determined at the same time as the payments giving rise to an Excise Tax are made, the Bank shall pay to Executive at the time the payments giving rise to an Excise Tax are made an estimate, as determined in good faith by the Bank pursuant to Section 9(b)(iv) hereof, of the amount of such Gross-Up Payment and shall pay the remainder of such Gross-Up Payment at the time provided in Section 9(b)(ii) above. Executive’s right to payments under this Section 9(b) shall be treated as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Regulations.
(iv) All determinations under this Section 9(b) shall be made by the Bank at its expense using a nationally recognized public accounting firm selected by Executive, and such determination shall be binding upon Executive and the Bank.
10. Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement; Certain Forfeitures.
     (a) Non-Competition. In consideration for the compensation and benefits provided under this Agreement, including without limitation, the compensation and benefits provided under Sections 7(e) and (f), without the consent in writing of the Board, Executive will not, at any time during the Term and for a period of two years following termination of Executive’s employment for any reason, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business of any savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, or other institution engaged in the business of accepting deposits or making loans, or any direct or indirect subsidiary or affiliate of any such entity, that conducts business in any county in which the Company or the Bank maintains an office as of Executive’s date of termination or had plans to open an office within six months after Executive’s date of termination; (ii) induce any customers of the Bank or any of its affiliates with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Bank, to curtail or cancel their business with the Bank or any such affiliate; (iii) induce, or attempt to influence, any employee of the Bank or any of its affiliates to terminate employment; or (iv) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who during the previous twelve months was an employee of the Bank or any affiliate; provided, however, that the limitation contained in clause (i) above shall not apply if Executive’s employment is terminated as a result of a termination by the Company without Cause within two years following a Change in Control or is terminated by Executive for Good Reason within two years following a Change in Control or is terminated by Executive other than for Good Reason as provided in Section 7(b) and, provided further, that activities engaged in by or on behalf of the Bank are not restricted by this covenant. The provisions of subparagraphs (i), (ii), (iii), and (iv) above are separate and distinct commitments independent of each of the other subparagraphs. It is agreed that the ownership of not more than one percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this Section 10(a).
     (b) Non-Disclosure; Ownership of Work. Executive shall not, at any time during the Term and thereafter (including following Executive’s termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Bank or the Company, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Bank or the Company and its affiliates and customers so long as such information has not otherwise been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process. In addition, upon termination of employment for any reason, Executive will return to the Company or its affiliates all documents and other media containing information belonging or relating to the Bank and the Company or its affiliates.
     (c) Cooperation With Regard to Litigation. Executive agrees to cooperate with the Bank and the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Bank or the Company or any subsidiary or affiliate of the Bank or the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Bank and the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Bank or the Company, or any subsidiary or affiliate of the Company, as requested. The Bank agrees to reimburse Executive, on an after tax basis each calendar quarter, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of Section 7(g) of this Agreement but not later than the last day of the year in which the expense was incurred.
     (d) Non-Disparagement. Executive shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Bank or the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.
     (e) Release of Employment Claims. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 6 and 7 herein (other than Compensation Accrued at Termination), that he will execute a general release agreement, in substantially the form set forth in Attachment A to this Agreement, releasing any and all claims arising out of Executive’s employment other than enforcement of this Agreement and rights to indemnification under any agreement, law, Bank or Company organizational document or policy, or otherwise. The Bank will provide Executive with a copy of such release simultaneously with or as soon as administratively practicable following the delivery of the notice of termination provided in Sections 6 and 7 of this Agreement, but not later than 21 days before (45 days before if Executive’s termination is part of an exit incentive or other employment termination program offered to a group or class of employees) Executive’s termination of employment. Executive shall deliver the executed release to the Bank eight days before the date provided in Section 7(g) of this Agreement for the payment of the termination payments and benefits payable under Sections 6 and 7 of this Agreement.
     (f) Forfeiture of Outstanding Options. The provisions of Sections 6 and 7 notwithstanding, if Executive willfully and materially fails to substantially comply with any restrictive covenant under this Section 10 or willfully and materially fails to substantially comply with any material obligation under this Agreement, all options to purchase common stock granted by the Company and then held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such options shall be cancelled. Notwithstanding the foregoing, Executive shall not forfeit any option unless and until there shall have been delivered to him, within six months after the Board (i) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (ii) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such forfeiture and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive has engaged and continues to engage in conduct set forth in this Section 10(f) which constitutes grounds for forfeiture of Executive’s options; provided, however, that if any option is exercised after delivery of such notice and the Board subsequently makes the determination described in this sentence, Executive shall be required to pay to the Company an amount equal to the difference between the aggregate value of the shares acquired upon such exercise at the date of the Board determination and the aggregate exercise price paid by Executive. Any such forfeiture shall apply to such options notwithstanding any term or provision of any option agreement. In addition, options granted to Executive on or after the Effective Date, and gains resulting from the exercise of such options, shall be subject to forfeiture in accordance with the Company’s standard policies relating to such forfeitures and clawbacks, as such policies are in effect at the time of grant of such options.

     (g) Forfeiture of Certain Bonuses and Profits. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if Executive, knowingly or through gross negligence, caused or failed to prevent such misconduct, Executive shall reimburse the Bank for (i) any bonus or other incentive based or equity-based compensation received by Executive during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and (ii) any profits realized from the sale of securities of the Company during that 12-month period.
     (h) Forfeiture Due to Regulatory Restrictions. Anything in this Agreement or the SERP to the contrary notwithstanding, (i) any payments made pursuant to this Agreement or the SERP shall be subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any regulations promulgated thereunder; and (ii) payments contemplated to be made by the Bank pursuant to this Agreement or the SERP shall not be immediately payable to the extent such payments are barred or prohibited by an action or order issued by the Connecticut Banking Commissioner or the Federal Deposit Insurance Corporation.
     (i) Survival. The provisions of this Section 10 shall survive the termination of the Term and any termination or expiration of this Agreement.
11. Governing Law; Disputes.
     (a) Governing Law. This Agreement and the rights and obligations of the Company, the Bank and Executive are governed by and are to be construed, administered, and enforced in accordance with the laws of the State of Connecticut, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted therefrom. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion thereof. If any court determines that any provision of Section 10 of this Agreement is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced. Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Regulations so as not to subject Executive to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Bank shall have no right to accelerate or make any payment under this Agreement except to the extent such action would not subject Executive to the payment of any tax penalty or interest under Section 409A of the Code. If all or a portion of the benefits and payments provided under this Agreement constitute taxable income to Executive for any taxable year that is prior to the taxable year in which such payments and/or benefits are to be paid to Executive as a result of the Agreement’s failure to comply with the requirements of Section 409A of the Code and the Regulations, the applicable payment or benefit shall be paid immediately to Executive to the extent such payment or benefit is required to be included in income. If Executive becomes subject to any tax penalty or interest under Section 409A of the Code by reason of this Agreement, the Bank shall reimburse Executive on a fully grossed-up and after-tax basis for any such tax penalty or interest (so that Executive is held economically harmless) ten business days prior to the date such tax penalty or interest is due and payable by Executive to the government.
     (b) Reimbursement of Expenses in Enforcing Rights. Upon submission of invoices, the Bank shall promptly pay or reimburse all reasonable costs and expenses (including fees and disbursements of counsel and pension experts) incurred by Executive or Executive’s surviving spouse in seeking to interpret this Agreement or enforce rights pursuant to this Agreement or in any proceeding in connection therewith brought by Executive or Executive’s surviving spouse, whether or not Executive or Executive’s surviving spouse is ultimately successful in enforcing such rights or in such proceeding; provided, however, that no reimbursement shall be owed with respect to expenses relating to any unsuccessful assertion of rights or proceeding if and to the extent that such assertion or proceeding was initiated or maintained in bad faith or was frivolous, as determined in accordance with Section 11(c) or a court having jurisdiction over the matter. Any such payment or reimbursement shall be made on an after-tax basis each calendar quarter for all costs and expenses actually incurred as provided in this Section 11(b) and in accordance with the provisions of Section 7(g) of this Agreement, but not later than the last day of the year in which the expense was incurred.
     (c) Dispute Resolution.
(i) Negotiation. The Bank and the Company (collectively, the “Employer”) and Executive shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Chief Executive Officer of the Bank and Executive. Any party may give the other party written notice of any dispute in accordance with the notice procedures set forth in Section 12(d). Within 15 days after delivery of the notice, the receiving party shall submit to the other, in accordance with the notice procedures set forth in Section 12(d), a written response. The notice and response shall include a statement of that party’s position and summary of arguments supporting that position. Within 30 days after delivery of the initial notice, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause (i) are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
(ii) Mediation. If the dispute has not been resolved by negotiation as provided herein within 45 days after delivery of the initial notice of negotiation, or if the parties failed to meet within 30 days after delivery, the parties shall endeavor to settle the dispute by mediation under the CPR Mediation Procedure then currently in effect; provided, however, that if one party fails to participate in the negotiation as provided herein, the other party can initiate mediation prior to the expiration of the 45 days. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.
(iii) Arbitration. Any dispute arising under or in connection with this Agreement which has not been resolved by mediation as provided herein within 45 days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three independent and impartial arbitrators, of whom each party shall designate one; provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Hartford, Connecticut. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company, the Bank and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Connecticut, (ii) any of the courts of the State of Connecticut, or (iii) any other court having jurisdiction. The Company, the Bank and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 11(b) of this Agreement, the Bank shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 11(c) in accordance with the provisions of Section 7(g) of this Agreement, but not later than the last day of the year in which the expense was incurred. Notwithstanding any provision in this Section 11(c), Executive shall be entitled to seek specific performance of Executive’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.
     (d) Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 11 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Bank, except as otherwise provided in Sections 5(g), 6(d) and 7(g) of this Agreement (concerning interest payable with respect to certain delayed payments that are subject to Section 409A of the Code).
12. Miscellaneous.
     (a) Integration. This Agreement cancels and supersedes any and all prior employment agreements and understandings between the parties hereto with respect to the employment of Executive by the Bank, any parent or predecessor company, and the Company’s subsidiaries during the Term, except for contracts relating to compensation under executive compensation and employee benefit plans of the Bank. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under any prior agreements and understandings or under any benefit or compensation plan of the Bank which are in effect.
     (b) Successors; Transferability. The Bank and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Company would be required to perform it if no such succession had taken place.
     As used in this Agreement, “Bank “and “Company” shall mean the Bank and the Company respectively as hereinbefore defined and any successor to its or their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Bank or the Company in which the corporate existence of the Bank or the Company, as the case may be, continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Bank and the Company may transfer and assign this Agreement and the Bank’s and the Company’s rights and obligations hereunder. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 12(c).
     (c) Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.
     (d) Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

If to the Bank or the Company:
ROCKVILLE BANK
1645 Ellington Road
South Windsor, CT 06074
Att: Chief Executive Officer
If to Executive:
John T. Lund
9 Hemlock Trail
Ellington, CT 06029
     If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.
     (e) Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.
     (f) Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.
     (g) No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.
     (h) No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment, and any compensation or benefits received from any other employment of Executive shall not mitigate or reduce the obligations of the Bank and the Company or the rights of Executive hereunder.
     (i) Offsets; Withholding. The amounts required to be paid by the Bank to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Bank by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 6 and 7, or otherwise by the Bank, will be subject to withholding to satisfy required withholding taxes and other required deductions.
     (j) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Bank and the Company and their successors and assigns.
     (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
13. Indemnification.
     All rights to indemnification by the Bank or the Company now existing in favor of Executive as provided in the Bank’s and the Company’s Certificate of Incorporation or By-laws or pursuant to other agreements in effect on or immediately prior to the Effective Date shall continue in full force and effect from the Effective Date (including all periods after the expiration of the Term), and the Bank and the Company shall also advance expenses for which indemnification may be ultimately claimed as such expenses are incurred to the fullest extent permitted under applicable law and in accordance with Section 7(g); provided, however, that any determination required to be made with respect to whether Executive’s conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Bank’s or the Company’s Certificate of Incorporation, By-laws, or other agreement shall be made by independent counsel mutually acceptable to Executive and the Company (except to the extent otherwise required by law). After the date hereof, the Bank and the Company shall not amend its Certificate of Incorporation or By-laws or any agreement in any manner which adversely affects the rights of Executive to indemnification thereunder. Any provision contained herein notwithstanding, this Agreement shall not limit or reduce any rights of Executive to indemnification pursuant to applicable law. In addition, the Company will maintain directors’ and officers’ liability insurance in effect and covering acts and omissions of Executive during the Term and for a period of six years thereafter on terms substantially no less favorable than those in effect on the date of execution of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Bank and the Company have each caused this instrument to be duly executed this                 day of                            , 2009.

ROCKVILLE BANK

By:
Name:
Title:

ROCKVILLE FINANCIAL, INC.

By:
Name:
Title:

John T. Lund

ATTACHMENT A
RELEASE
     We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to Rockville Bank to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.
In consideration for the benefits provided under your Employment Agreement with Rockville Bank effective as of January 1, 2010 (the “Employment Agreement”), and more specifically enumerated in Exhibit 1 hereto, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge the Rockville Financial, Inc., its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company’s past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter “those associated with the Company”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of your employment with the Company or the termination of that employment. You agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Connecticut Fair Employment Practices Act, C.G.S. § 46a-51 et seq., and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys’ fees, expenses or costs of litigation.
This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.
Anything in this Release to the contrary notwithstanding, this Release does not include a release of: (i) your rights under the Employment Agreement or your right to enforce the Employment Agreement; (ii) any rights you may have to indemnification under any agreement, law, Company organizational document or policy, or otherwise; (iii) any rights you may have to benefits under the Company’s benefit plans; or (iii) your right to enforce this Release.

By signing this Release, you further agree as follows:
     i. You have read this Release carefully and fully understand its terms;
     ii. You have had at least twenty-one (21) days to consider the terms of the Release;
     iii. You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7) day period, this Release is final and binding and may not be revoked;
     iv. You have been advised to seek legal counsel and have had an opportunity to do so;
     v. You would not otherwise be entitled to the benefits provided under your Employment Agreement had you not agreed to execute this Release; and
     vi. Your agreement to the terms set forth above is voluntary.

Name:

Signature:	Date:

Received By:	Date:

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